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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 (Registration No.333-_____) of Arbor Software Corporation and related Joint Proxy Statement/Prospectus of Arbor Software Corporation and Hyperion Software Corporation for the registration of 18,172,966 shares of the common stock of Arbor Software Corporation and to the incorporation by reference therein of our report dated July 17, 1997, with respect to the consolidated financial statements and schedules of Hyperion Software Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.



                                   /s/ ERNST & YOUNG LLP
                                   ERNST & YOUNG LLP

Stamford, Connecticut
June 18, 1998